                                                                EXHIBIT h(3)(j)

                      AMENDMENT No. 8 TO THE REMOTE ACCESS
                         AND RELATED SERVICES AGREEMENT
                             FOR AccessTA SERVICES

      THIS AMENDMENT, dated as of the 26th day of June, 2000 is made to the Remote Access and Related Services Agreement dated as of December 23, 1994, as amended (the "Agreement") between each registered investment company listed on
Exhibit 1 of the Agreement (the "Fund") and PFPC Inc. ("PFPC").

                                   WITNESSETH

      WHEREAS, the Fund desires to enable its employees and the employees of its affiliates to conduct certain shareholder account inquiries and initiate transactions in shareholder accounts through the use of PFPC's proprietary AccessTA interface and PFPC desires to allow such access and provide certain services as more fully described below in connection therewith;

      NOW THEREFORE, the Fund and PFPC agree that as of the date first referenced above, the PFPC Agreement shall be amended as follows:

1. Definitions. Terms not otherwise defined herein shall have the same meanings as ascribed them in the Agreement. In addition, the following definitions are hereby incorporated into the Agreement:

      (a) "End-User" shall mean any employee of the Funds or any employee of any affiliate of the Funds that access the PFPC recordkeeping system via AccessTA.

      (b) "AccessTA" shall mean the PFPC proprietary interface (API) utilized to facilitate the communication between the PFPC Systems applications and the Funds systems applications and to allow End-Users to facilitate account inquiries and initiate transactions.

2. Responsibilities of PFPC. In addition to the services rendered by PFPC as set forth in the Agreement, PFPC agrees to provide the following services for the fees set forth in the Schedule of AccessTA Fees attached hereto as Schedule A of this Amendment:

      (a) In accordance with the written AccessTA procedures and product functionality documentation provided to the Fund by PFPC, PFPC shall enable End-Users to access the PFPC System directly through the use of the PFPC AccessTA API in order to conduct Shareholder account inquiries and facilitate transactions in Shareholder accounts.

      (b) Maintenance and support of the PFPC AccessTA API, which includes the following:

            (i) error corrections, minor enhancements and interim upgrades to the AccessTA API which are made generally available by PFPC to customers utilizing the PFPC AccessTA API;

            (ii) help desk support to provide assistance to Fund employees with the Fund's use of the AccessTA API.

      (c) Maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to its customers, as determined solely by PFPC; or (ii) development of customized features developed for other PFPC clients. Maintenance and support will be provided for customized features developed for the Fund.

      (d) Maintenance of the necessary hardware required to host the AccessTA API in PFPC's facility. The Fund shall receive prior notification of any routine maintenance or upgrade of software on the Fund's AccessTA hardware or on the AccessTA Gateway hardware used by the Fund. Such maintenance shall be scheduled at a time mutually agreeable to both parties. In the case of emergency maintenance, PFPC shall give the Fund as much prior notice as possible.

      (e) PFPC shall provide the performance standards that are set out in Section F of the Agreement.

      (f) PFPC will expand or reduce the number of AccessTA servers used by the Fund upon the Fund's request. The Fund shall be responsible for the purchase of any additional AccessTA hardware required to complete any requested expansion.

      (g) The Fund will have unlimited usage of the AccessTA product for the Fund's internal applications not provided by PFPC.

      (h) PFPC will continue to expand the number of APIs available through the AccessTA product and these APIs will be available to AIM under the terms and conditions of this Agreement.

      (i) PFPC will develop custom Fund AIM APIs upon AIM's request and the Fund will agree to pay for such custom work based on an estimate of work received from PFPC. Any custom work shall be the property of AIM.

      (j) PFPC will provide the Fund AccessTA servers access to the FSR production, acceptance and test regions used by the Fund. The production, acceptance and test AccessTA servers and AccessTA gateways will be available for the Fund's use on the same schedule as the corresponding FSR system that AccessTA uses to retrieve information.

      (k) The Fund will purchase the AccessTA servers used by the Fund and PFPC will provide the AccessTA Gateway servers. The AccessTA servers purchased and used by the Fund will not be used by PFPC or any other PFPC client.

      If PFPC does not perform the functions listed above, the Fund may take action as outlined in Section 14(c) of the Agreement.

3. Mainframe Resource Utilization. If Funds use of AccessTA causes PFPC mainframe CICS, DASD, or CPU resources ("Mainframe Resource Usage") to increase beyond the threshold described below (the "Usage Threshold"), (i) upon written notification from PFPC, the Funds shall have thirty days to make reasonable efforts to modify those applications used by the Funds, which interface with the mainframe via AccessTA in order to reduce such Mainframe Resource Usage below the Usage Threshold; and (ii) in the event that, after thirty days the Fund does not reduce the Mainframe Resource Usage below the threshold described below, PFPC may then institute, a fee representing the then current cost of additional Mainframe Resource Usage plus twenty percent (20%) for such excess Mainframe Resource Usage. The Usage Threshold shall be determined by a rolling account growth rate for a twelve (12) month period plus a five percent (5%) Mainframe Resource Usage increase during the same twelve month period.

      The Agreement, as previously amended and as amended by this Amendment, ("Modified Agreement") constitutes the entire agreement between the parties with respect to the subject matter thereof. The Modified Agreement supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter thereof. No officer, employees, servant or other agent of either party is authorized to make any representation, warranty, or other promises not expressly contained herein with respect to the subject matter hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

On behalf of the Funds and                     PFPC INC.
respective Portfolios and
Classes set forth in Exhibit 1
of the Agreement which may be
amended from time to time.

By: /s/ CAROL F. RELIHAN                       By: /s/ DEBORAH GOLDBERG
    -------------------------------                -----------------------------
Name:   Carol F. Relihan                       Name:   Deborah Goldberg
      -----------------------------                  ---------------------------
Title:                                         Title:  Senior Vice President
       ----------------------------                   --------------------------

                                   Schedule A

                                 AccessTA Fees

One Time Set up:              $90,000 for the license of the AccessTA product
                              for use with the Fund's internally developed systems.

*Annual Software Maintenance: $25,000 per year. This includes software upgrades on the AccessTA servers and correcting any improperly functioning AccessTA APIs within a reasonable period of time.

*Annual Hardware Maintenance: $10,000 per year. These support fees will cover
                              PFPC's costs for supporting, maintaining and upgrading AIM's AccessTA servers and the shared AccessTA gateway servers used by AIM. These fees will include the installation of AccessTA hardware at PFPC and in the PFPC production environment, installation of all necessary 3rd party and AccessTA software and post implementation support.

Customized Development        $150 per hour

*The above maintenance fees shall be capped at a maximum increase of 5% per year. Such increase shall only take effective at the beginning of each subsequent year. The term of this Amendment No. 8 shall run concurrently with the term of the Agreement dated December 23, 1994. During the final year of the main Agreement, any charges for maintenance under this Amendment No. 8 shall be pro-rated to coincide with the termination of the main Agreement.